EXHIBIT 99.1

Quanex Corporation Sells Nichols Aluminum - Golden

HOUSTON, Oct. 1, 2004 (PRIMEZONE) -- Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value-added engineered materials and components serving the vehicular products and building products markets, announced today that it has sold its Nichols Aluminum - Golden operation to an affiliate of Crestwood Capital Management Inc., Davenport, Iowa, for $22 million. The Golden facility, with about 200 employees, is located in Fort Lupton, Colorado.

"The sale of Golden is representative of our focus to invest and grow our core businesses," said Raymond A. Jean, president and chief executive officer of Quanex Corporation. "Although it is a profitable business, it does not fit our strategic direction" Jean said.

Statements that use the words "expects," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

Additional information about Quanex is available at the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:
Quanex Corporation, Houston
Jeff Galow
  713-877-5327
Valerie Calvert
  713/877-5305